American Assets Trust, Inc. Announces New Seven-Year Unsecured Term Loan
Company Release - March 1, 2016
SAN DIEGO -American Assets Trust, Inc. (NYSE:AAT) (the “Company”) and American Assets Trust, L.P. (the “Operating Partnership”) announced today the closing of a new seven-year $100 million unsecured term loan maturing on March 1, 2023 (“Term Loan”).
Prior to the entry into the Term Loan, the Company executed an interest rate swap agreement that is intended to fix the interest rate on the Term Loan at approximately 3.15% through its maturity date, subject to adjustments based on the Company’s consolidated leverage ratio.
The Company and Operating Partnership intend to use the proceeds from the Term Loan to refinance existing secured indebtedness and for other general corporate purposes.
Additional information regarding the Term Loan can be found in the Company’s and Operating Partnership’s Form 8-K filed on March 1, 2016 with the Securities and Exchange Commission.
About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 1,579 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's annual report on Form 10-K filed on February 19, 2016 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.
Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607